Exhibit 3.1.3

CERTIFICATE OF DESIGNATION

OF

DESIGNATIONS, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS
OF THE

THE SERIES B CONVERTIBLE PREFERRED STOCK OF

AUDIBLE, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

           Audible, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by its Chairman, does hereby certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, pursuant to a written consent dated April 1, 2002 signed by all of the members of the Board of Directors, 2002, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

           RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of Preferred Stock (as that terms is defined in the Certificate of Incorporation), which shall be designated as Series B Convertible Preferred Stock, consisting of 1,250,000 shares and having voting powers, designations, preferences, limitations, restrictions and relative rights as follows:

           1.       Designation of the Series; Rank.    1,250,000 shares of Preferred Stock, par value $0.01 per share, shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The issuance price of the Series B Preferred Stock shall be $0.56 per share (the “Original Purchase Price”). The Series B Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock, and shall rank junior to the Corporation’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), as to dividends and upon liquidation, dissolution or winding up. The date on which the first share of Series B Preferred Stock was issued shall hereinafter be referred to as the “Original Issue Date”.

           2.       Dividends.    No cash dividends shall be declared or paid upon the Common Stock, any other preferred stock or other securities of the Corporation (other than the Series A Preferred Stock) unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Series B Preferred Stock.

           3.       Liquidation, Dissolution or Winding Up.

                       (a)       In the event of any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the Corporation (a “Liquidation”), before any distribution of assets shall be made to the holders of Common Stock, but after the payment of all preferential distributions to the holders of Series A Preferred Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (an “Adjustment”)) plus all dividends, declared and unpaid on such share up to the date of distribution to the holders of Series B Preferred Stock of the Available Assets to which they are entitled.

                       (b)       Nothing set forth in Section 3(a) above is intended to restrict the distribution that would be received by a holder of Preferred Stock if, prior to a Liquidation, such holder elected to convert its shares of Preferred Stock into Common Stock pursuant to Section 5 below.

                       (c)       If upon any such Liquidation the Available Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in the distribution of the Available Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                       (d)       The preferences described in Sections 3(a), 3(b) and 3(c) shall collectively be known as the “Liquidation Preference.”

                       (e)       The merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization of the Corporation into, by or with another corporation (as applicable) or other similar transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of or in which the stockholders of the Corporation immediately prior to such merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization own less than 50% of the Corporation’s voting power immediately after such merger, reorganization, consolidation or recapitalization, or the sale of all or substantially all the assets of the Corporation (any such event an “Acquisition Event”), shall be deemed to be a Liquidation for purposes of this Certificate of Incorporation, unless the holders in interest of at least 50% of the then outstanding shares of Series B Preferred Stock, acting together as a single class, elect otherwise by giving written notice thereof to the Corporation at least three (3) days before the effective date of such event. The amount deemed distributed for purposes of determining the Liquidation Preference for the holders of shares of Series B Preferred Stock upon any Acquisition Event shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

                       (f)       Written notice of such Liquidation, stating a payment date, the Liquidation Preference and the place where said Liquidation Preference shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile or electronic mail, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                       (g)       Nothing in this Section 3 shall be construed so as to limit the right of each holder of Series B Preferred Stock to exercise the conversion rights set forth in Section 5 below immediately prior to a Liquidation.

           4.       Voting.

                       (a)       Except as otherwise expressly provided herein or as required by applicable law, the holder of each share of Series B Preferred Stock will be entitled to vote on all matters submitted to a vote or consent of stockholders. Each share of Series B Preferred Stock will entitle the holder thereof to such a number of votes per share equal to the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock is then convertible pursuant to Section 5 hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein or required by applicable law, the holders of shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock will vote together as a single class on all matters submitted to a vote or consent of stockholders.

                       (b)       The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class, amend the Certificate of Incorporation if such action would alter the terms of provisions of the Series B Preferred Stock or decrease the total number of authorized shares of Series B Preferred Stock.

           5.       Optional Conversion.    The holders of shares of Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                       (a)       Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Purchase Price by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.56. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5(d) below.

                                   In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of shares of Series B Preferred Stock.

                       (b)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not a holder would otherwise be entitled to a fractional share shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                       (c)       Mechanics of Conversion.

                                   (i)       In order for a holder of shares of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the stock transfer agent for the shares of Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own stock transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the stock transfer agent (or by the Corporation if the Corporation serves as its own stock transfer agent) shall be the conversion date (the “Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                                   (ii)       The Corporation shall, at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                                   (iii)       All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series B Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

                       (d)       Adjustments to Conversion Price:

                                   (i)       Adjustment for Combinations or Consolidation of Common Stock. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding are decreased by a combination or consolidation of the outstanding shares of Common Stock, by reclassification or otherwise, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                                   (ii)       Adjustment for Stock Dividends, Splits, Etc. If the Corporation shall at any time after the applicable Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the Conversion Price in effect immediately prior to such subdivision, split-up or dividend shall, concurrently with the effectiveness of such subdivision, split-up or dividend, be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares; provided, however, that the Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                                   (iii)       Adjustment for Merger or Reorganization, etc. In case of any consolidation, recapitalization or merger of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation to another entity (other than a subdivision or combination provided for elsewhere in this Section 5 and other than a consolidation, merger or sale which is treated as a Liquidation pursuant to Section 3), each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series B Preferred Stock would have been entitled upon consummation of such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors ) shall be made in the application of the provisions in this Section 5 with respect to the rights and interest thereafter of the holders of the shares of Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series B Preferred Stock.

                       (e)       No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series B Preferred Stock against impairment.

                       (f)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the shares of Series B Preferred Stock.

                       (g)       Notice of Record Date. In the event:

                                   (i)       that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                                   (ii)       that the Corporation subdivides or combines its outstanding shares of Common Stock;

                                   (iii)       of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                                   (iv)       of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the stock transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such stock transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                                                (A)       the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                                (B)       the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

           6.       Automatic Conversion.

                       (a)       At any time on or after March 25, 2004 if (i) the Common Stock continues to be listed for trading on the Nasdaq National Market, (ii) the Common Stock is trading at a price equal to or greater than the Original Purchase Price (subject to Adjustment), and (iii) the Corporation is in compliance with its payment obligations pursuant to that certain Co-Publishing, Marketing and Distribution Agreement between the Corporation and Random House, Inc. dated May 5, 2000, as amended, then, without any further action on the part of any holder of Series B Preferred Stock, all outstanding shares of Series B Preferred Stock shall automatically convert to shares of Common Stock in the manner provided in Section 5 herein, at the then effective Conversion Price.

                       (b)       In the case of an automatic conversion pursuant to this Section 6, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that, the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

                       (c)       All certificates evidencing shares of Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation shall thereafter take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

{Signature on following page}

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chairman, Donald Katz, this 10th day of April, 2002.

AUDIBLE, INC.

By:	/s/Donald Katz

Name:	Donald Katz
Title:	Chairman

8